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September 3, 1997


Nordstrom, Inc.
1321 Second Avenue
Seattle, Washington 98101

Attn:  John A. Goesling

Re:  Amendment to Master Note Agreement

Dear John:

This letter will serve to document the amendment to the Master Note Agreement and Master Note dated as of July 17, 1997 (collectively, the "Agreement") by and between Nordstrom Credit, Inc. and Nordstrom, Inc. and effective as of September 3, 1997.

The parties wish to amend the Agreement as to the method by which the interest rate is computed. Therefore, the parties agree as follows:

1. The third paragraph of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:


The principal amount of each loan shall be specified from time to time in the manner hereinafter provided. The master note shall be dated as of the date of its issue and shall bear interest from said date, payable on the first day of each month on the daily principal amount from time to time outstanding during the accrual period, at a rate or rates equivalent to the One Month LIBOR Rate (as hereinafter defined) for such day, less fourteen (14) basis points, or, if such day is not a business day, the rate for the immediately preceding business day. For purposes of this Agreement, the term "One Month LIBOR Rate" shall mean the one month USD LIBOR Rate (British Bankers Association) quoted on page 3750 of Telerate. If the One Month LIBOR Rate is not available for any business day, the applicable rate for such date shall be the one month LIBOR rate for such day as determined by you, in a commercially reasonable manner, on the basis of quotations received by you from one or more U.S. money center banks of recognized standing used by you. Each change in such rate shall be effective with respect to all loans outstanding hereunder on the same date as the change in the index rate is effective. For purposes of computing interest, principal amounts loaned hereunder shall be deemed to be outstanding on the date loaned but not on the date repaid.

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2.  Any and all sums outstanding pursuant to the Agreement as of the effective date shall immediately begin to accrue interest under the Agreement as hereby amended from and after the effective date.

3. Except as expressly amended by this letter amendment, the Agreement and all the terms, conditions and provisions thereof shall continue in full force and effect, and from and after the effective date of this amendment as set out above, all references to the Agreement shall be to the Agreement as so amended.

Nordstrom Credit, Inc.


By /s/ John Walgamott
   -----------------------------------------
   John Walgamott, President


Nordstrom, Inc.


By /s/ John A. Goesling
   -----------------------------------------
   John A. Goesling, Chief Financial Officer